Exhibit 99.1

Investor Contacts:	Marisa Jacobs, Crocs, Inc.
(303) 848-7322
mjacobs@crocs.com

Media Contact:	Ryan Roccaforte, Crocs, Inc.
(303) 848-7116
rroccaforte@crocs.com

Crocs, Inc. Reports Second Quarter 2018 Results; Diluted Earnings Per Share Increase 75% to $0.35
Revenues and Gross Margin Exceed Guidance
Announces CFO Transition; Anne Mehlman to Succeed Carrie Teffner
___________________________________________________________________________

NIWOT, COLORADO — August 7, 2018 — Crocs, Inc. (NASDAQ: CROX) a world leader in innovative casual footwear for men, women, and children, today announced its second quarter 2018 financial results.

Andrew Rees, President and Chief Executive Officer, said, “I’m very pleased with our most recent quarter. Revenues and gross margin exceeded our guidance, and our diluted earnings per share were 75% above last year’s second quarter based on the strength of our product and the growing demand for our brand. Our clogs and sandals continue to perform well, and we are well positioned for the back half of the year.”

Second Quarter 2018 Operating Results:

•
Revenues were $328.0 million, growing 4.7% over the second quarter of 2017, or 2.3% on a constant currency basis. This growth was achieved despite the loss of approximately $22 million due to operating fewer stores and business model changes. E-commerce grew 23.8%, wholesale grew 7.2%, and retail comparable store sales increased 7.1%.

•	Gross margin was 55.3%, improving 110 basis points over last year’s second quarter.

•
Selling, general and administrative expenses (“SG&A”) were $144.3 million compared to $140.4 million in the second quarter of 2017. As a percent of revenues, SG&A improved 80 basis points and represented 44.0% of revenues. Second quarter 2018 results included $8.4 million of non-recurring charges compared to $1.8 million in last year’s second quarter. Those charges consisted of $7.1 million incurred in connection with the closure of the Company’s manufacturing facilities, approximately $1.1 million of which were non-cash, and $1.3 million associated with our SG&A reduction plan.

•
Income from operations of $37.1 million increased 25.9% compared to $29.4 million in last year’s second quarter. Net income attributable to common stockholders was $30.4 million, or $0.35 per diluted share, compared to $18.1 million, or $0.20 per diluted share, in last year’s second quarter. We had 71.5 million and 74.6 million weighted average diluted common shares outstanding during the three months ended June 30, 2018 and 2017, respectively.

Balance Sheet and Cash Flow Highlights:

•	Cash provided by operating activities increased 3.8% to $40.9 million during the second quarter of 2018 compared to $39.4 million during the second quarter of 2017.

•	Cash and cash equivalents as of June 30, 2018 increased 9.3% to $171.5 million compared to $157.0 million as of June 30, 2017.

•	Inventory declined 16.6% to $129.9 million as of June 30, 2018 compared to $155.7 million as of June 30, 2017, reflecting the Company’s continued focus on inventory management.

•
Capital expenditures during the first six months of 2018 were $3.2 million compared to $12.2 million during the same period in 2017, as the Company opened fewer stores, completed fewer store remodels, and incurred lower technology-related expenditures.

Share Repurchase Activity:

During the second quarter of 2018, the Company repurchased approximately 378,000 shares of its common stock for approximately $6 million, at an average price of $15.55 per share. During the 12 month period ended June 30, 2018, the Company repurchased approximately 6.1 million shares for approximately $66 million, at an average price of $10.86 per share. At June 30, 2018, approximately $193 million of the Company’s $500 million share repurchase authorization remained available for future share repurchases.

Closure of Company-Operated Manufacturing Facilities:

In connection with ongoing efforts to simplify the business and improve profitability, during the second quarter, the Company closed its manufacturing facility in Mexico and moved ahead with plans to close its last manufacturing facility, which is located in Italy. Related non-recurring charges are included in the Company’s second quarter SG&A results and the SG&A outlook.

Financial Outlook:

Third Quarter 2018:
With respect to the third quarter of 2018, the Company expects:

•	Revenues of $240 to $250 million compared to $243.3 million in the third quarter of 2017.

•	Gross margin to be approximately 50 basis points above last year’s 50.8% rate.

•
SG&A to be slightly higher than last year’s third quarter SG&A of $120.8 million. This includes non-recurring charges of approximately $6 million, compared to $3.6 million in the third quarter of 2017. These non-recurring charges consist of approximately $5 million relating to the closure of our manufacturing facilities, approximately $4 million of which will be non-cash, and approximately $1 million associated with our SG&A reduction plan.

Full Year 2018:
With respect to 2018, the Company now expects:

•
Revenues to increase low single digits over 2017 revenues of $1,023.5 million, as we expect double digit e-commerce growth and moderate wholesale growth to more than offset lower retail revenues due to operating fewer stores and business model changes.

•	Gross margin to increase approximately 70 to 100 basis points over 2017 gross margin of 50.5%.

•
SG&A to be slightly higher than our prior guidance of $485 million, compared to $499.9 million last year. This includes approximately $18 million of non-recurring charges, compared to our prior guidance of approximately $15 million, and $17 million of non-recurring charges in 2017. These non-recurring charges consist of approximately $14 million relating to the closure of our manufacturing facilities, approximately $8 million of which will be non-cash, and approximately $4 million associated with our SG&A reduction plan.

•	Income from operations to be approximately $50 million compared to $17.3 million in 2017.

•	Depreciation and amortization to be approximately $30 million compared to $33.1 million in 2017.

•	Income tax expense of approximately $17 million compared to $7.9 million in 2017.

Chief Financial Officer Transition:

Carrie Teffner, Executive Vice President and Chief Financial Officer, has announced her intention to resign from Crocs effective April 1, 2019 to pursue strategic board and advisory work. Anne Mehlman has been named Ms. Teffner’s successor and will assume the Executive Vice President and Chief Financial Officer role effective August 24, 2018. Upon Ms. Mehlman’s arrival, and to ensure a seamless transition, Ms. Teffner will transition into the role of Executive Vice President Finance and Strategic Projects.

Ms. Mehlman brings more than 15 years of global financial and operational experience to her role. She will join Crocs from Zappos.com, Inc., an online shoe retailer owned by Amazon, where she is Chief Financial Officer. Before joining Zappos.com, Inc. in 2016, Ms. Mehlman was a member of the Crocs management team for over five years, most recently as Vice President Corporate Finance. Earlier in her career, she served as Division Finance Director at RSC Holdings, Inc., a construction and industrial equipment rental company (acquired by United Rentals, Inc.), and as Northeast Regional Controller at Corporate Express, an international B2B seller of office supplies (acquired by Staples, Inc.).

Andrew Rees said, “Carrie originally joined Crocs as a Board member in 2015 and stepped into the CFO role to assist with the Company’s transformation. During this time, we have made significant progress, including a return to topline growth and significantly improved profitability. Carrie’s contributions have been invaluable and, on behalf of the entire Crocs team, I want to express our gratitude for her leadership, dedication and commitment. We are now in a great position for a CFO transition and are thrilled to welcome Anne back to Crocs as our new CFO. Anne has a terrific background, made even stronger by her time at Zappos leading the finance and supply chain teams. We will benefit from her experience as we continue to pursue our strategic priorities, grow our top line and improve our profitability.”

Tom Smach, Chairman of the Board of Directors, said, “We are extremely appreciative of the roles that Carrie has played at Crocs, both as a board member and as CFO. She has made tremendous contributions in both capacities, stabilizing the business and positioning Crocs for sustainable, profitable growth.”

Ms. Teffner said, “I am extremely proud of our accomplishments at Crocs over the past three years, and I’ve enjoyed collaborating with Andrew to lead the Company through a successful transformation. I will be leaving behind a fantastic company with a great culture and an exciting future. Anne and I worked together before she joined Zappos, and I consider her a great choice to partner with Andrew and the Crocs leadership team.”

Conference Call Information:

A conference call to discuss second quarter 2018 results is scheduled for today, Tuesday, August 7, 2018 at 8:30 a.m. EST. The call participation number is (888) 771-4371. A replay of the conference call will be available two hours after the completion of the call at (888) 843-7419. International participants can dial (847) 585-4405 to take part in the conference call, and can access a replay of the call at (630) 652-3042. All of the above calls will require the input of the conference identification number 47215397. The call will also be streamed live on the Crocs website, www.crocs.com, and that audio recording will be available at www.crocs.com through August 7, 2019.

About Crocs, Inc.:

Crocs, Inc. (Nasdaq: CROX) is a world leader in innovative casual footwear for women, men, and children, combining comfort and style with a value that consumers know and love. Every pair of shoes within Crocs’ collection contains Croslite™ material, a proprietary, molded footwear technology, delivering extraordinary comfort with each step.

In 2018, Crocs reinforces its mission of “everyone comfortable in their own shoes” with the second year of its global Come As You Are™ campaign. To learn more about Crocs or Come As You Are, please visit www.crocs.com or follow @Crocs on Facebook, Instagram and Twitter.

Forward Looking Statements:

This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding prospects, expectations and our revenue, gross margin, SG&A, income from operations, depreciation and amortization, and tax expense outlook. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenues; changing consumer preferences; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to successfully implement our strategic plans; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; and other factors described in our most recent Annual Report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speaks as of August 7, 2018. We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimates provided in the “Financial Outlook” section above, whether as a result of the receipt of new information, future events, or otherwise.

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues	$328,004	$313,221	$611,152	$581,128
Cost of sales	146,604	143,414	289,879	277,737
Gross profit	181,400	169,807	321,273	303,391
Selling, general and administrative expenses	144,336	140,361	258,287	258,363
Income from operations	37,064	29,446	62,986	45,028
Foreign currency gains, net	283	162	1,354	438
Interest income	146	157	425	307
Interest expense	(132)	(188)	(245)	(372)
Other income, net	16	9	69	133
Income before income taxes	37,377	29,586	64,589	45,534
Income tax expense	3,000	7,627	13,758	12,564
Net income	34,377	21,959	50,831	32,970
Dividends on Series A convertible preferred stock	(3,000)	(3,000)	(6,000)	(6,000)
Dividend equivalents on Series A convertible preferred shares related to redemption value accretion and beneficial conversion feature	(951)	(873)	(1,882)	(1,729)
Net income attributable to common stockholders	$30,426	$18,086	$42,949	$25,241
Net income per common share:
Basic	$0.37	$0.21	$0.52	$0.29
Diluted	$0.35	$0.20	$0.51	$0.29
Weighted average common shares outstanding:
Basic	68,153	73,953	68,427	73,882
Diluted	71,467	74,572	70,462	74,625

EARNINGS PER SHARE
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Numerator:
Net income attributable to common stockholders	$30,426	$18,086	$42,949	$25,241
Less: Net income allocable to Series A convertible preferred stockholders (1)	(5,121)	(2,843)	(7,205)	(3,971)
Adjusted net income available to common stockholders - basic and diluted	$25,305	$15,243	$35,744	$21,270
Denominator:
Weighted average common shares outstanding - basic	68,153	73,953	68,427	73,882
Plus: dilutive effect of stock options and unvested restricted stock units	3,314	619	2,035	743
Weighted average common shares outstanding - diluted	71,467	74,572	70,462	74,625

Net income per common share:
Basic	$0.37	$0.21	$0.52	$0.29
Diluted	$0.35	$0.20	$0.51	$0.29
(1) Represents the amount which would have been paid to preferred stockholders in the event the Company had declared a dividend on its common stock.

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and par value amounts)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$171,514	$172,128
Accounts receivable, net of allowances of $25,956 and $31,389, respectively	149,496	83,518
Inventories	129,903	130,347
Income taxes receivable	9,946	3,652
Other receivables	13,076	10,664
Restricted cash - current	2,041	2,144
Prepaid expenses and other assets	25,865	22,596
Total current assets	501,841	425,049
Property and equipment, net of accumulated depreciation and amortization of $90,520 and $91,806, respectively	27,038	35,032
Intangible assets, net	49,146	56,427
Goodwill	1,644	1,688
Deferred tax assets, net	12,202	10,174
Restricted cash	2,143	2,783
Other assets	10,360	12,542
Total assets	$604,374	$543,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$79,101	$66,381
Accrued expenses and other liabilities	105,788	84,446
Income taxes payable	21,666	5,515
Current portion of borrowings and capital lease obligations	15	676
Total current liabilities	206,570	157,018
Long-term income taxes payable	4,315	6,081
Other liabilities	10,947	12,298
Total liabilities	221,832	175,397
Commitments and contingencies:
Series A convertible preferred stock, 1.0 million shares authorized, 0.2 million outstanding, liquidation preference $203 million	184,316	182,433
Stockholders’ equity:
Preferred stock, par value $0.001 per share, 4.0 million shares authorized, none outstanding	—	—
Common stock, par value $0.001 per share, 250 million shares authorized, 95.9 million and 94.8 million issued, 68.1 million and 68.8 million outstanding, respectively	96	95
Treasury stock, at cost, 27.8 million and 26.0 million shares, respectively	(360,032)	(334,312)
Additional paid-in capital	379,571	373,045
Retained earnings	233,380	190,431
Accumulated other comprehensive loss	(54,789)	(43,394)
Total stockholders’ equity	198,226	185,865
Total liabilities and stockholders’ equity	$604,374	$543,695

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$50,831	$32,970
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,874	16,815
Unrealized foreign currency gain, net	(1,057)	(1,744)
Share-based compensation	6,015	3,945
Other non-cash items	3,229	(2,872)
Changes in operating assets and liabilities:
Accounts receivable, net of allowances	(73,845)	(53,086)
Inventories	(6,506)	(4,743)
Prepaid expenses and other assets	(1,089)	12,567
Accounts payable, accrued expenses and other liabilities	48,409	35,528
Cash provided by operating activities	40,861	39,380
Cash flows from investing activities:
Purchases of property, equipment, and software	(3,246)	(12,231)
Proceeds from disposal of property and equipment	34	1,506
Cash used in investing activities	(3,212)	(10,725)
Cash flows from financing activities:
Proceeds from bank borrowings	—	5,500
Repayments of bank borrowings and capital lease obligations	(669)	(7,565)
Dividends—Series A preferred stock	(6,000)	(6,000)
Repurchases of common stock	(25,946)	(10,000)
Other	(208)	(240)
Cash used in financing activities	(32,823)	(18,305)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(6,183)	(717)
Net change in cash, cash equivalents, and restricted cash	(1,357)	9,633
Cash, cash equivalents, and restricted cash—beginning of period	177,055	152,646
Cash, cash equivalents, and restricted cash—end of period	$175,698	$162,279

CROCS, INC. AND SUBSIDIARIES
NON-GAAP MEASURES
(UNAUDITED)

In addition to financial measures presented on the basis of accounting principles generally accepted in the United States of America (“U.S. GAAP”), we present certain information related to our current period results of operations through “constant currency”, which is a non-GAAP financial measure and should be viewed as a supplement to our results of operations and presentation of reportable segments under U.S. GAAP. Constant currency represents current period results that have been retranslated using exchange rates used in the prior year comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

Management uses non-GAAP results to assist in comparing business trends from period to period on a consistent basis in communications with the board of directors, stockholders, analysts, and investors concerning our financial performance. We believe that these non-GAAP measures are useful to investors and other users of our condensed consolidated financial statements as an additional tool for evaluating operating performance. We believe they also provide a useful baseline for analyzing trends in our operations. Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

CROCS, INC. AND SUBSIDIARIES
REVENUES BY CHANNEL
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,		% Change		Constant Currency % Change (1)
	2018	2017	2018	2017	Q2 2018-2017	YTD 2018-2017	Q2 2018-2017	YTD 2018-2017
	(in thousands)
Wholesale:
Americas	$53,920	$57,307	$126,594	$128,333	(5.9)%	(1.4)%	(5.4)%	(1.0)%
Asia Pacific	71,561	65,146	143,294	136,081	9.8%	5.3%	6.6%	0.5%
Europe	38,820	30,947	88,697	71,530	25.4%	24.0%	18.3%	12.3%
Other businesses	295	103	608	291	186.4%	108.9%	173.8%	91.1%
Total wholesale	164,596	153,503	359,193	336,235	7.2%	6.8%	4.6%	2.5%
Retail:
Americas	56,594	55,576	91,310	88,405	1.8%	3.3%	1.7%	3.1%
Asia Pacific	30,803	39,429	48,417	60,961	(21.9)%	(20.6)%	(25.0)%	(24.1)%
Europe	12,080	13,071	19,256	20,490	(7.6)%	(6.0)%	(9.1)%	(10.4)%
Total retail	99,477	108,076	158,983	169,856	(8.0)%	(6.4)%	(9.4)%	(8.3)%
E-commerce:
Americas	27,248	23,271	43,688	37,139	17.1%	17.6%	16.7%	17.2%
Asia Pacific	26,036	20,069	33,851	25,946	29.7%	30.5%	22.9%	23.2%
Europe	10,647	8,302	15,437	11,952	28.2%	29.2%	19.9%	18.4%
Total e-commerce	63,931	51,642	92,976	75,037	23.8%	23.9%	19.6%	19.5%
Total revenues	$328,004	$313,221	$611,152	$581,128	4.7%	5.2%	2.3%	1.5%
(1) Reflects year over year change as if the current period results were in constant currency, which is a non-GAAP financial measure. See “Non-GAAP Measures” on page 9 for more information.

CROCS, INC. AND SUBSIDIARIES
RETAIL STORE COUNTS
(UNAUDITED)

	March 31, 2018	Opened	Closed/Transferred	June 30, 2018
Company-operated retail locations:
Type:
Kiosk/store-in-store	71	—	2	69
Retail stores	145	—	19	126
Outlet stores	209	1	7	203
Total	425	1	28	398
Operating segment:
Americas	174	—	5	169
Asia Pacific	177	1	17	161
Europe	74	—	6	68
Total	425	1	28	398

	December 31, 2017	Opened	Closed/Transferred	June 30, 2018
Company-operated retail locations:
Type:
Kiosk/store-in-store	71	—	2	69
Retail stores	161	—	35	126
Outlet stores	215	1	13	203
Total	447	1	50	398
Operating segment:
Americas	175	—	6	169
Asia Pacific	186	1	26	161
Europe	86	—	18	68
Total	447	1	50	398

CROCS, INC. AND SUBSIDIARIES
COMPARABLE RETAIL STORE SALES AND DIRECT TO CONSUMER COMPARABLE STORE SALES
(UNAUDITED)

Comparable retail sales and direct to consumer sales by operating segment were:

	Constant Currency (1)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Comparable retail store sales: (2)
Americas	7.5%	0.4%	8.8%	(2.1)%
Asia Pacific	2.9%	(0.9)%	3.6%	(1.1)%
Europe	16.4%	0.7%	9.2%	(2.5)%
Global	7.1%	—%	7.3%	(1.8)%

	Constant Currency (1)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Direct to consumer comparable store sales (includes retail and e-commerce): (2)
Americas	10.4%	1.1%	11.4%	1.2%
Asia Pacific	11.6%	13.3%	11.2%	10.9%
Europe	18.0%	5.1%	13.2%	1.4%
Global	11.8%	5.7%	11.6%	2.9%
(1) Reflects period over period change as if the current period results were in constant currency, which is a non-GAAP financial measure. See “Non-GAAP Measures” on page 9 for more information.
(2) Comparable store status is determined on a monthly basis. Comparable store sales include the revenues of stores that have been in operation for more than twelve months. Stores in which selling square footage has changed more than 15% as a result of a remodel, expansion, or reduction are excluded until the thirteenth month in which they have comparable prior year sales. Temporarily closed stores are excluded from the comparable store sales calculation during the month of closure. Location closures in excess of three months are excluded until the thirteenth month post re-opening. E-commerce revenues are based on same site sales period over period.